Exhibit 99.1

FOMO PREANNOUNCES RECORD 2022 REVENUES; PREPARES TO EXPAND TO NEW MARKETS AND accelerate growth

Pittsburgh, PA, December 22, 2022 – FOMO WORLDWIDE, INC. pka FOMO CORP. (US OTC: FOMC), reports that its wholly owned subsidiary, SMARTSolution Technologies L.P. (“SST”), generated record annual sales in 2022. Today, management pre-announces estimated pro forma 2022 annual revenues of greater than $9.4 million (as if the SST purchase closed on 01/01/22), in line with previously announced guidance and up over 125% year-over-year (pro forma stand-alone). SST generated the majority of revenues for the holding company over the trailing twelve months, though that is expected to change going forward through diversification into clean technology sales (www.cleansolutiontech.com), offering of online software and content (licensing training/compliance programming for agriculture/food, education and manufacturing markets from Russell Associates www.intratrain.com / www.inspectitrac.com, a company under letter of intent for purchase by FOMO’s affiliate Himalaya Technologies, Inc. – OTC: HMLA), and mergers and acquisitions under evaluation with engaged investment bankers and advisors. Annual results on a reported basis for FOMO WORLDWIDE, INC., including clean technology and other, are projected to rise over 1,000% from the prior year.

Throughout the year, since FOMO closed the SST purchase in February 2022, sales trended upwards setting the stage for strong annual performance. To this end, SST recently collected the final amounts due for 269 SMART interactive displays with a record order value of more than $1.4 million sold earlier this year to a large school district northeast of Pittsburgh. SST’s order book remains strong, based on recent wins at multiple K12 school districts for smart boards, computer interface modules, video walls and AV products. Today, as a policy, SST requires customers to pay 50% deposits on all orders over $10,000 to expedite the order/delivery process from vendors. These orders account for approximately 50% of all sales currently booked. At present, SST has over two dozen active projects in its core markets of Eastern Ohio, Western Pennsylvania, and West Virginia, representing dollar value of seven figures including dropship orders directly to customers that perform their own installations as well as direct engagements that require installation by SST technicians, which typically carry higher margins but have a longer cash conversion cycle. With comprehensive supply chain improvements in the electronics industries, these cycles are reducing from several months to one or two months.

SST is now winning business in new verticals including municipal markets, healthcare, and enterprise and is adding to its sales force to expand beyond K12 to post-secondary education. Further, SST is enhancing its product offering to include audio and visual equipment for areas outside of classrooms and in boardrooms, interactive education software, digital signage, and value-added products to cross-sell to existing customers, of which many have done business with the Company for many years. Today, SST has strong visibility and a long-standing reputation of excellence in customer support. SST will exit 2022 with estimated backlog of approximately two million dollars, including equipment sales and associated installation business. Deliveries and installations are scheduled through the remainder of 2022 and into 1Q23-2Q23.

ESSER Funds and CARES Act Remain Substantial Top-Down Growth Drivers

From a top-down level, there remain billions of stimulus dollars allocated for public schools (“ESSER funds”) and additional significant funding allocated for private schools under the CARES Act. School budgeting windows typically range from April - May of the calendar year, which positions SST nicely for rapid growth after existing backlog is delivered and orders for the next school year commence. For further information on ESSER and CARES stimulus funding program see the following:

https://oese.ed.gov/offices/education-stabilization-fund/elementary-secondary-school-emergency-relief-fund/

Management Commentary

Vik Grover, FOMO CEO said: “The ESSER Funds and CARES Act have provided substantial tailwinds to the K12 market that have made SST successful even in the face of global market volatility, geopolitical instability, rising interest rates, and inflation at 40-year highs. After many weeks of internal analysis and work, we are nearing completion of our SST private company audit performed by a world-class accounting firm. FOMO’s books for 2022 are being prepared and will soon be sent to public company accountants for restated Form 10-Q’s for the first half of this year, and for a fresh third quarter filing., which along with the SST audit to be filed in a Super 8-K would bring us SEC current. I want to congratulate and thank our teammates at SST, our newly hired and promoted finance professionals at SST and the holding company, and consultants and service providers who have dug their heels in and brought us to a point to achieve success and transparency in 2023. We will have further information for our loyal shareholders next week. It’s time to put our offense back on the field.”

About FOMO WORLDWIDE, INC.

FOMO WORLDWIDE, INC. is a publicly traded company focused on business incubation and acceleration. The Company invests in and advises emerging companies aligned with a growth mandate. FOMO is developing direct investment and affiliations - majority- and minority-owned as well as in joint venture formats - that afford targets access to the public markets for expansion capital as well as spin-out options to become their own stand-alone public companies.

About SMARTSolution Technologies L.P.

SMARTSolution Technologies L.P. (https://smarterguys.com/), a wholly-owned subsidiary of FOMO WORLDWIDE, INC., is a Pittsburgh, PA–based audiovisual systems integration company that designs and builds presentation, teleconferencing and collaborative systems for businesses, education, and nonprofits including 200 school districts with hundreds of buildings and almost 200,000 students. SST is a leader in interactive display technologies for use in all type of curriculums and has been providing interactive solutions for over 27 years.

Forward Looking Statements:

Statements in this press release about our future expectations, including without limitation, the likelihood that FOMO WORLDWIDE, INC. will be able to meet minimum sales expectations, be successful and profitable in the market, bring significant value to FOMO WORLDWIDE, INC.’s stockholders, and leverage capital markets to execute its growth strategy, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and our actual results could differ materially from expected results. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law. FOMO’s business strategy described in this press release is subject to innumerable risks, most significantly, whether the Company is successful in securing adequate financing. Additionally, although the Company has announced letters of intent to acquire additional companies, there is absolutely no assurances that any such transactions will result in a completed acquisition. No information in this press release should be construed in any form, shape, or manner as an indication of the Company’s future revenues, financial condition, or stock price.

Contact:

Investor Relations

(630) 708-0750
IR@fomoworldwide.com